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Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ)
News Release - 13 - July -2004
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GENEREX BIOTECHNOLOGY CLOSES ON INITIAL  $1.75 OF  PRIVATE PLACEMENT

     TORONTO, July 13 2004 /PRNewswire-FirstCall via COMTEX/ - Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has received $1,750,000 of an anticipated $3,000,000 in equity financing through a private placement of common stock and warrants to four investors. When the complete $3,000,000 has been received, the Company will have issued an aggregate of 2,459,016 units, consisting of a total of 2,459,016 shares of common stock and warrants exercisable for a total of 1,967,212 shares of common stock. The exercise price for each warrant is $1.68. Generex has entered into a binding agreement for the remaining $1,250,000. Generex expects to utilize the proceeds from the private placement to finance its continuing pursuit of the successful completion of territorial licensing agreements, accelerated clinical trials into the next stage of development and for working capital and other general corporate purposes.

     The investors also received additional investment rights in connection with the private placement. Generex is required to register for resale the shares issued in the private placement as well as the shares issuable upon exercise of the warrants and the additional investment rights received by the investors in the private placement. Pursuant to the terms of each additional investment right issued in the private placement, the investors have the right to purchase, within one hundred twenty (120) days after the effectiveness of the registration statement, up to the same number of shares and warrants, and at the same price, as purchased in the private placement; provided that under certain limited circumstances the additional investment rights are subject to a downward price adjustment.

     About Generex

     Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery - delivery to the oral cavity for absorption through the inner mouth mucosa - of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.

     This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

     SOURCE Generex Biotechnology Corporation